NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC.
REPORTS SECOND-QUARTER 2020 RESULTS
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AUSTIN, TX, August 10, 2020 - Stratus Properties Inc. (NASDAQ: STRS), a diversified real estate company engaged primarily in the acquisition, entitlement, development, management, operation and sale of commercial, and multi-family and single-family residential real estate properties, real estate leasing, and the operation of hotel and entertainment businesses located in the Austin, Texas area and other select, fast growing markets in Texas, today reported second-quarter 2020 results.
Highlights:
•Net income attributable to common stockholders totaled $4.1 million, $0.50 per share, in second-quarter 2020, compared to a net loss attributable to common stockholders of $2.4 million, $0.29 per share, in second-quarter 2019. Second-quarter 2020 includes $15.0 million ($10.9 million to net income attributable to common stockholders or $1.32 per share) in income from Block 21 earnest money forfeited by Ryman Hospitality Properties, Inc. (Ryman) upon its May 2020 termination of agreements to purchase Block 21.
•Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) totaled $12.3 million in second-quarter 2020, compared to $3.0 million in second-quarter 2019. Second-quarter 2020 EBITDA includes the Block 21 earnest money discussed above. For a reconciliation of net income (loss) attributable to common stockholders to EBITDA, see the supplemental schedule, "EBITDA," on page VI.
•Consolidated revenue totaled $8.9 million in second-quarter 2020, compared to $23.7 million in second-quarter 2019 as the COVID-19 pandemic significantly impacted hotel and entertainment operations in second-quarter 2020.
•Sold two Amarra Drive Phase II lots and one Amarra Drive Phase III lot for a total of $1.8 million during second-quarter 2020. As of August 4, 2020, Stratus had contracts to sell Amarra Drive lots totaling $4.7 million, not yet recognized in revenue.
•The COVID-19 pandemic has continued to have a significant adverse impact on Stratus' business and operations. Stratus is continuing to defer progress on certain development projects pending improvements in health and market conditions, but Stratus continues to focus on protecting existing cash flows from its Leasing Operations properties, advancing its land planning, engineering and permitting activities for its development projects, ramping up operations at Block 21 as health and market conditions permit and assessing new opportunities for future projects.

William H. Armstrong III, Chairman, President and Chief Executive Officer, stated, “The pandemic continues to impact our communities across the United States, including the Texas markets. We continue to focus on the health and safety of our people. We had hoped that the pandemic trends would show signs of improvement by now, but as the city of Austin and much of Texas move forward through this difficult period, we at Stratus must carefully manage our resources to effectively keep Stratus in a position to operate during these current market conditions and a potential prolonged recovery. Importantly, at this time we believe that we have ample liquidity to manage these challenging times."
Mr. Armstrong continued, “Our hotel and entertainment segments remain severely impacted as government restrictions are extended or re-imposed and cases of COVID-19 increase. Nevertheless, throughout the pandemic, demand for our single-family lots and multi-family units has remained fairly strong. We are continuing our longer-term value creation efforts, such as planning for Sections KLO and N in Barton Creek, despite the negative impact the pandemic is having on our W Hotel and ACL Live venue. We remain optimistic about the Texas markets where we operate, our diverse and unique portfolio and our team’s resilience and ability to perform.”
COVID-19 Update
The COVID-19 pandemic has had and is continuing to have a significant adverse impact on Stratus' business and operations during and subsequent to the second quarter of 2020. As previously disclosed, Stratus’ transaction to sell Block 21 was terminated by Ryman in May 2020 as a result of the uncertain capital markets and economic environment caused by the COVID-19 pandemic. Additionally, Stratus is continuing to defer progress on certain development projects, including its previously disclosed Magnolia Place project, pending improvements in health and market conditions, but Stratus continues to advance its land planning, engineering and permitting activities. Because the pandemic is unprecedented in recent history, and its severity, duration and future economic consequences are difficult to predict, Stratus cannot predict its future impact on the company with any certainty.

Stratus’ revenue, operating income and cash flow from its hotel and entertainment segments were adversely impacted in the second quarter of 2020 and are expected to continue to be adversely impacted beyond second-quarter 2020. For example, while the hotel has remained open throughout the pandemic, average occupancy in the second quarter of 2020 was 12 percent. Stratus is working with the hotel operator on plans to gradually ramp up hotel operations to a break-even point in the first half of 2021, health and market conditions permitting.

Stratus' entertainment venue, ACL Live, remains closed. All second-quarter 2020 scheduled events at ACL Live were either rescheduled or cancelled as a result of the COVID-19 pandemic. Additionally, Stratus' smaller capacity venue, 3TEN ACL Live, hosted only 15 events in second-quarter 2020. Stratus has several events scheduled at its venues later in the year, but Stratus expects that most, if not all, of its remaining events will be cancelled or rescheduled unless health conditions improve. Stratus’ scheduled programs will occur only to the extent health and safety conditions, and regulations, permit.

As a result of the COVID-19 pandemic, many of Stratus’ retail leasing tenants, other than grocery and liquor stores, closed or were operating at significantly reduced capacity beginning late in the first quarter of 2020 and continuing during and subsequent to the second quarter of 2020. Beginning in April 2020, Stratus agreed, generally, to 90-day base rent deferrals with a majority of these tenants. The deferred rents are scheduled to be collected over a 12-month or 24-month period starting in January 2021. These rent deferrals resulted in a reduction of scheduled base rent collections of 23 percent during the second quarter of 2020. As of June 30, 2020, most of Stratus’ retail tenants had reopened.

At its multi-family properties, Stratus has granted rent deferral accommodations on a case-by-case basis, which during the second quarter of 2020 resulted in a reduction of scheduled rent collections of less than one percent of contractual rents, with no material decline in occupancy. Stratus will continue to consider rent deferral accommodations on a case-by-case basis. In the aggregate, Stratus’ second-quarter 2020 retail and multi-family rent collections were 10 percent less than scheduled rents.

The impact of the COVID-19 pandemic on Stratus' business intensified late in the first quarter of 2020 and has continued during and subsequent to the second quarter of 2020. As a result, second-quarter 2020 results, as well as future interim periods in 2020, will not be comparable to past performance or indicative of future performance.

Stratus’ current plans will focus on protecting existing cash flows from its Leasing Operations properties, advancing its land planning, engineering and permitting activities for its development projects, ramping up operations at Block 21 as health and market conditions permit and assessing new opportunities for future projects.

Second-Quarter 2020 Financial Results
Stratus reported net income attributable to common stockholders of $4.1 million, $0.50 per share, in second-quarter 2020, compared to a net loss attributable to common stockholders of $2.4 million, $0.29 per share, in second-quarter 2019. The net income in second-quarter 2020 is primarily the result of the $15.0 million from earnest money received as a result of the termination of the Block 21 transaction, partially offset by operating losses at all of Stratus' operating segments, primarily as a result of the COVID-19 pandemic, and higher net interest expense resulting from a decrease in capitalized interest as projects under development are being completed.

Stratus' second-quarter 2020 revenues totaled $8.9 million, compared with $23.7 million for second-quarter 2019. The decrease in revenues in second-quarter 2020 primarily reflects the decrease in revenue from Stratus' hotel and entertainment segments caused by the COVID-19 pandemic, partially offset by an increase in revenue from leasing operations.
EBITDA (earnings before interest, taxes, depreciation and amortization) totaled $12.3 million in second-quarter 2020, including the $15.0 million in income from earnest money from Ryman, compared to $3.0 million in second-quarter 2019. For a reconciliation of net income (loss) attributable to common stockholders to EBITDA, see the supplemental schedule on page VI of this press release, "EBITDA," which is available on Stratus' website at stratusproperties.com.

Summary Financial Results

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(In Thousands) (Unaudited)
Revenues
Real Estate Operations	$1,897	$4,133	$14,237	$7,086
Leasing Operations	5,934	4,642	11,893	8,501
Hotel	1,046	9,042	7,005	17,414
Entertainment	289	6,265	4,459	11,090
Corporate, eliminations and other	(235)	(358)	(529)	(669)
Total consolidated revenue	$8,931	$23,724	$37,065	$43,422

	Three Months Ended June 30,			Six Months Ended June 30,
	2020		2019	2020		2019
	(In Thousands, Except Per Share Amounts) (Unaudited)
Operating income (loss)
Real Estate Operations	$(46)		$274	$2,053		$3,120	[a]
Leasing Operations	(174)	[b]	642	650	[b]	3,063
Hotel	(1,652)		1,275	(2,706)		2,049
Entertainment	(1,420)		1,284	(959)		2,108
Corporate, eliminations and other	11,778	[c]	(3,048)	8,800	[c]	(6,270)
Total consolidated operating income	$8,486		$427	$7,838		$4,070

Net income (loss) attributable to common stockholders	$4,134		$(2,389)	$3,064		$(1,527)

Diluted net income (loss) per share	$0.50		$(0.29)	$0.37		$(0.19)

EBITDA	$12,325	[b,c]	$3,007	$16,285	[b,c]	$9,504	[d]

Capital expenditures and purchases and development of real estate properties	$4,502		$18,005	$13,052		$50,746

Diluted weighted-average shares of common stock outstanding	8,228		8,177	8,230		8,172
a.Includes $3.4 million of municipal utility district (MUD) reimbursements, which were recorded as a reduction of cost of sales.
b.Includes a $1.4 million charge for estimated uncollectible rents receivable and unrealizable deferred costs.
c.Includes $15.0 million in income from earnest money received as a result of Ryman's termination of the agreements to sell Block 21.
d.Includes $3.7 million of MUD reimbursements.
The decrease in revenue from the Real Estate Operations segment in second-quarter 2020, compared to second-quarter 2019, primarily reflects fewer sales of developed properties in second-quarter 2020. During second-quarter 2020, Stratus sold two Amarra Drive Phase II lots and one Amarra Drive Phase III lot for a total of $1.8 million, compared with the sales of four Amarra Drive Phase III lots and one Amarra Villa townhome for a total of $4.0 million during second-quarter 2019. As of June 30, 2020, pursuant to a previously disclosed contract with a homebuilder, Stratus had contracts to sell Amarra Drive lots totaling $3.2 million, not yet recognized in revenue. Subsequent to June 30, 2020, and through August 4, 2020, Stratus signed new contracts for Amarra Drive lot sales for a total of $1.5 million, bringing the total contracts up to $4.7 million.

The increase in revenue from the Leasing Operations segment in second-quarter 2020, compared to second-quarter 2019, primarily reflects the commencement of new leases at The Saint Mary, Kingwood Place and The Santal. The decrease in operating income primarily reflects a charge recognized in second-quarter 2020 totaling $1.4 million for estimated uncollectible rents receivable and unrealizable deferred costs on certain lease contracts as well as increased costs and depreciation as a result of the completion of construction and the start of leasing operations at The Saint Mary and Kingwood Place.

The decreases in revenue and operating income from the Hotel segment in second-quarter 2020, compared to second-quarter 2019, are primarily a result of lower room reservations and food and beverage sales as a result of the COVID-19 pandemic. Revenue per available room (RevPAR), which is calculated by dividing total room revenue by the average number of total rooms available, was $29 in second-quarter 2020, compared to $242 for second-quarter 2019.

The decreases in revenue and operating income from the Entertainment segment in second-quarter 2020, compared to second-quarter 2019, primarily reflect a decrease in the number of events hosted at ACL Live and 3TEN ACL Live. All second-quarter 2020 scheduled events at ACL Live were either rescheduled or cancelled as a result of the COVID-19 pandemic. ACL Live did not host any events in second-quarter 2020, compared with 69 events and the sale of approximately 68 thousand tickets in second-quarter 2019. Additionally, 3TEN ACL Live hosted only 15 events in second-quarter 2020, compared with 52 events and the sale of approximately 7 thousand tickets in second-quarter 2019.

Debt and Liquidity
At June 30, 2020, consolidated debt totaled $363.8 million and consolidated cash totaled $16.1 million, compared with consolidated debt of $365.7 million and consolidated cash of $19.2 million at December 31, 2019.

Purchases and development of real estate properties (included in operating cash flows) and capital expenditures (included in investing cash flows) totaled $13.1 million for the first six months of 2020, primarily related to the development of Kingwood Place, Lantana Place, Jones Crossing and Barton Creek properties, compared with $50.7 million for the first six months of 2019, primarily related to the development of Kingwood Place, The Saint Mary and Barton Creek properties.

In April 2020, Stratus and Comerica Bank agreed to modify Stratus' $60 million Comerica Bank credit facility to (i) extend the maturity date of the credit facility to September 27, 2020, and (ii) revise the definition of London Interbank Offered Rate (LIBOR) to provide for an increase in the LIBOR floor from zero percent to one percent. On June 12, 2020, the maturity date of the credit facility was further extended to September 27, 2022. Stratus used $13.8 million of the $15.0 million earnest money from the termination of the Block 21 transaction to pay down its Comerica Bank credit facility. As of June 30, 2020, Stratus had $25.9 million available under its $60.0 million Comerica Bank credit facility, with $150 thousand of letters of credit committed against the credit facility

Stratus’ projections reflect that it will be able to meet its debt service and other cash obligations for at least the next 12 months, without any significant asset sales or further reductions in general and administrative expenses. Prior to the start of the pandemic, Stratus’ retail and multi-family projects were in advanced lease-up phases, and Stratus expects that they will generate sufficient cash flow to pay debt service. Stratus has no significant principal maturities of debt during the remainder of 2020. In addition, Stratus has no material commitments for capital expenditures and has deferred progress on development projects as it continues to evaluate market conditions. Stratus’ projections are based on many detailed and complex underlying assumptions, including that its hotel and entertainment businesses will not improve in 2020 and will gradually ramp up to a break-even point in the first half of 2021, and that current conditions in Stratus' leasing operations will not further deteriorate materially. No assurances can be given that the results anticipated by Stratus’ projections will occur.
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Conference Call Information
Stratus will conduct an investor conference call to discuss its unaudited second-quarter 2020 financial and operating results today, August 10, 2020, at 11:00 a.m. Eastern Time. The public is invited to listen to the conference call by dialing (877) 418-4843 for domestic access and (412) 902-6766 for international access. A replay of the conference call will be available at the conclusion of the call for five days by dialing (877) 344-7529 for domestic access and by dialing (412) 317-0088 for international access. Please use replay ID: 10146458. The replay will be available on Stratus' website at stratusproperties.com until August 15, 2020.
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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS AND REGULATION G DISCLOSURE.
This press release contains forward-looking statements in which Stratus discusses factors it believes may affect its future performance. Forward-looking statements are all statements other than statements of historical fact, such as plans, projections or expectations related to the impacts of the COVID-19 pandemic, its duration and its economic effects, rent deferrals or other concessions to Stratus' tenants, Stratus' ability to collect rents timely, Stratus' ability to ramp-up operations at Block 21 according to its currently anticipated timeline, Stratus' ability to open and hold events at its venues, future cash flows and liquidity, and Stratus’ ability to comply with or obtain waivers of financial and other covenants in debt agreements and to meet other cash obligations, the planning, financing, development, construction, completion and stabilization of Stratus’ development projects, plans to sell, recapitalize, or refinance properties, operational and financial performance, MUD reimbursements for infrastructure costs, regulatory matters, leasing activities, estimated costs and timeframes for development and stabilization of properties, tax rates, the impact of interest rate changes, capital expenditures, financing plans, possible joint ventures, partnerships, strategic relationships or other arrangements, Stratus’ projections with respect to its obligations under the master lease agreements entered into in connection with the 2017 sale of The Oaks at Lakeway, other plans and objectives of management for future operations and development projects, and future dividend payments and share repurchases. The words “anticipates,” “may,” “can,” “plans,” “believes,” “potential,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions are intended to identify those assertions as forward-looking statements.

Under Stratus’ loan agreements with Comerica Bank, Stratus is not permitted to pay dividends on common stock without Comerica Bank’s prior written consent. The declaration of dividends is at the discretion of Stratus’ Board of Directors (Board), subject to restrictions under Stratus’ loan agreements with Comerica Bank, and will depend on Stratus’ financial results, cash requirements, projected compliance with covenants in its debt agreements, outlook and other factors deemed relevant by the Board.

Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause Stratus’ actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, evolving risks relative to the COVID-19 pandemic and its economic effects, including the impact of the actions taken by governmental authorities to contain the virus or address the impact of the virus on the economy, fear of the further spread or further accelerated spread of COVID-19, the duration and scope of the COVID-19 pandemic and impact thereof including the pace of recovery, the effects of the COVID-19 pandemic on Stratus and the hospitality and entertainment industries generally, including the demand for travel, hotel rooms, group gathering and events at its venues, Stratus’ ability to pay or refinance its debt or comply with or obtain waivers of financial and other covenants in debt agreements and to meet other cash obligations, the availability and terms of financing for development projects and other corporate purposes, Stratus’ ability to enter into and maintain joint ventures, partnerships, strategic relationships or other arrangements, Stratus’ ability to effect its business strategy successfully, including its ability to develop, construct and sell properties at prices its Board considers acceptable, market conditions or corporate developments that could preclude, impair or delay any opportunities with respect to plans to sell, recapitalize or refinance properties, Stratus’ ability to obtain various entitlements and permits, a decrease in the demand for real estate in select markets in Texas where Stratus operates, changes in economic, market and business conditions, reductions in discretionary spending by consumers and businesses, competition from other real estate developers, hotel operators and/or entertainment venue operators and promoters, Stratus' ability to open and hold events at its venues, challenges associated with booking events and selling tickets and event cancellations at Stratus’ entertainment venues, which may result in refunds to customers, the termination of sales contracts or letters of intent because of, among other factors, the failure of one or more closing conditions or market changes, Stratus’ ability to secure qualifying tenants for the space subject to the master lease agreements entered into in connection with the 2017 sale of The Oaks at Lakeway and to assign such leases to the purchaser and remove the corresponding property from the master leases, the failure to attract customers or tenants for its developments or such customers’ or tenants’ failure to satisfy their purchase commitments or leasing obligations, grants of rent deferral accommodations or other concessions to Stratus’ tenants and ability of Stratus’ tenants to resume rent payments as agreed, Stratus' ability to collect rents timely, increases in interest rates and the phase out of LIBOR, declines in the market value of Stratus’ assets, increases in operating costs, including real estate taxes and the cost of building materials and labor, Stratus' ability to ramp-up operations at Block 21 according to its currently anticipated timeline, changes in external perception of the W Austin Hotel, unanticipated issues experienced by the third-party operator of the W Austin Hotel, changes in consumer preferences, industry risks, changes in laws, regulations or the regulatory environment affecting the development of real estate, opposition from special interest groups or local governments with respect to development projects, weather-related risks, loss of key personnel, cybersecurity incidents and other factors described in more detail under the heading “Risk Factors” in Stratus’ Annual Report on Form 10-K for the year ended December 31, 2019, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, each filed with the U.S. Securities and Exchange Commission (SEC).

This press release also includes EBITDA, which is not recognized under U.S. generally accepted accounting principles (GAAP). Stratus believes this measure can be helpful to investors in evaluating its business. EBITDA is a financial measure frequently used by securities analysts, lenders and others to evaluate Stratus' recurring operating performance. EBITDA is intended to be a performance measure that should not be regarded as more meaningful than a GAAP measure. Other companies may calculate EBITDA differently. As required by SEC Regulation G, a reconciliation of Stratus' net income (loss) attributable to common stockholders to EBITDA is included in the supplemental schedules of this press release.

Investors are cautioned that many of the assumptions upon which Stratus' forward-looking statements are based are likely to change after the forward-looking statements are made. Further, Stratus may make changes to its business plans that could affect its results. Stratus cautions investors that it does not intend to update its forward-looking statements more frequently than quarterly notwithstanding any changes in its assumptions, business plans, actual experience, or other changes, and Stratus undertakes no obligation to update any forward-looking statements.

A copy of this release is available on Stratus' website, stratusproperties.com.
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STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2020		2019	2020		2019
Revenues:
Real estate operations	$1,893		$4,129	$14,229		$7,077
Leasing operations	5,718		4,413	11,450		8,042
Hotel	1,030		8,962	6,941		17,287
Entertainment	290		6,220	4,445		11,016
Total revenues	8,931		23,724	37,065		43,422
Cost of sales:
Real estate operations	1,921		3,795	12,176		3,841	[a]
Leasing operations	4,070	[b]	2,447	7,152	[b]	4,586
Hotel	1,766		6,831	7,665		13,506
Entertainment	1,208		4,441	4,306		7,920
Depreciation	3,377		2,703	7,010		5,333
Total cost of sales	12,342		20,217	38,309		35,186
General and administrative expenses	3,103		2,919	5,918		6,118
Income from forfeited earnest money	(15,000)		—	(15,000)		—
Loss (gain) on sale of assets	—		161	—		(1,952)
Total	445		23,297	29,227		39,352
Operating income	8,486		427	7,838		4,070
Interest expense, net	(3,666)		(2,911)	(7,581)		(5,483)
Gain (loss) on interest rate derivative instruments	42		(123)	(79)		(182)
Loss on early extinguishment of debt	—		—	—		(16)
Other income, net	89		12	108		311	[c]
Income (loss) before income taxes and equity in unconsolidated affiliates' loss	4,951		(2,595)	286		(1,300)
Equity in unconsolidated affiliates' loss	—		(13)	—		(13)
(Provision for) benefit from income taxes	(1,148)		218	1,370		(215)
Net income (loss) and total comprehensive income (loss)	3,803		(2,390)	1,656		(1,528)
Total comprehensive loss attributable to noncontrolling interests in subsidiaries	331	[d]	1	1,408	[d]	1
Net income (loss) and total comprehensive income (loss) attributable to common stockholders	$4,134		$(2,389)	$3,064		$(1,527)

Basic and diluted net income (loss) per share attributable to common stockholders	$0.50		$(0.29)	$0.37		$(0.19)

Weighted average common shares outstanding:
Basic	8,210		8,177	8,205		8,172
Diluted	8,228		8,177	8,230		8,172

a.Includes $3.4 million of MUD reimbursements, which were recorded as a reduction of cost of sales.
b.Includes a $1.4 million charge for estimated uncollectible rents receivable and unrealizable deferred costs.
c.Includes $283 thousand of interest income associated with MUD reimbursements.
d.Represents noncontrolling interest partners' share in the results of the consolidated projects that they participate in, primarily The Saint Mary. Of the amount for the six-months ended June 30, 2020, $573 thousand relates to losses incurred prior to 2020.
I

STRATUS PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	June 30, 2020	December 31, 2019
ASSETS
Cash and cash equivalents	$16,138	$19,173
Restricted cash	18,734	19,418
Real estate held for sale	6,960	14,872
Real estate under development	94,351	95,026
Land available for development	56,574	45,539
Real estate held for investment, net	324,341	329,103
Lease right-of-use assets	11,067	11,378
Deferred tax assets	9,580	12,311
Other assets	13,960	14,548
Total assets	$551,705	$561,368

LIABILITIES AND EQUITY
Liabilities:
Accounts payable	$10,346	$16,053
Accrued liabilities, including taxes	8,861	11,580
Debt	363,849	365,749
Lease liabilities	12,894	12,636
Deferred gain	7,030	7,654
Other liabilities	12,738	13,614
Total liabilities	415,718	427,286

Commitments and contingencies

Equity:
Stockholders' equity:
Common stock	93	93
Capital in excess of par value of common stock	186,422	186,082
Accumulated deficit	(40,503)	(43,567)
Common stock held in treasury	(21,600)	(21,509)
Total stockholders' equity	124,412	121,099
Noncontrolling interests in subsidiaries	11,575	12,983
Total equity	135,987	134,082
Total liabilities and equity	$551,705	$561,368

II

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

	Six Months Ended
	June 30,
	2020	2019
Cash flow from operating activities:
Net income (loss)	$1,656	$(1,528)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	7,010	5,333
Cost of real estate sold	8,732	4,324
Gain on sale of assets	—	(1,952)
Loss on interest rate derivative instruments	79	182
Loss on early extinguishment of debt	—	16
Amortization of debt issuance costs and stock-based compensation	1,095	546
Increase in deposits	46	185
Deferred income taxes	2,731	(38)
Purchases and development of real estate properties	(8,655)	(5,756)
MUD reimbursements applied to real estate under development	—	920
Decrease (increase) in other assets	1,215	(1,636)
Decrease in accounts payable, accrued liabilities and other	(8,464)	(2,187)
Net cash provided by (used in) operating activities	5,445	(1,578)

Cash flow from investing activities:
Capital expenditures	(4,397)	(44,990)
Proceeds from sale of assets	—	3,170
Payments on master lease obligations	(691)	(766)
Purchase of noncontrolling interest in consolidated subsidiary	—	(4,589)
Other, net	—	(4)
Net cash used in investing activities	(5,088)	(47,179)

Cash flow from financing activities:
Borrowings from credit facility	12,800	14,086
Payments on credit facility	(21,304)	(15,648)
Borrowings from project loans	11,926	51,006
Payments on project and term loans	(6,976)	(5,619)
Cash dividend paid for stock-based awards	(8)	(17)
Stock-based awards net payments	(91)	(100)
Financing costs	(423)	(231)
Net cash (used in) provided by financing activities	(4,076)	43,477
Net decrease in cash, cash equivalents and restricted cash	(3,719)	(5,280)
Cash, cash equivalents and restricted cash at beginning of year	38,591	38,919
Cash, cash equivalents and restricted cash at end of period	$34,872	$33,639

III

STRATUS PROPERTIES INC.
BUSINESS SEGMENTS

Stratus currently has four operating segments: Real Estate Operations, Leasing Operations, Hotel and Entertainment.
The Real Estate Operations segment is comprised of Stratus’ real estate assets (developed for sale, under development and available for development), which consists of its properties in Austin, Texas (including the Barton Creek community; the Circle C community, including a portion of The Saint Mary; the Lantana community, including a portion of Lantana Place planned for a future commercial phase; and one condominium unit at the W Austin Hotel & Residences); in Lakeway, Texas, located in the greater Austin area (Lakeway); in College Station, Texas (a portion of Jones Crossing and vacant pad sites); in Killeen, Texas (vacant pad sites at West Killeen Market); and in Magnolia, Texas (Magnolia), Kingwood, Texas (a portion of Kingwood Place, land for future multi-family development and vacant pad sites) and New Caney, Texas (New Caney), located in the greater Houston area.
The Leasing Operations segment includes the office and retail space at the W Austin Hotel & Residences, The Santal, West Killeen Market in Killeen, Texas, and completed portions of The Saint Mary, Lantana Place, Jones Crossing and Kingwood Place.
The Hotel segment includes the W Austin Hotel located at the W Austin Hotel & Residences in downtown Austin, Texas.
The Entertainment segment includes ACL Live, a live music and entertainment venue, and 3TEN ACL Live, both located at the W Austin Hotel & Residences. In addition to hosting concerts and private events, ACL Live is the home of Austin City Limits, the longest running music series in American television history.
Stratus uses operating income or loss to measure the performance of each segment. General and administrative expenses, which primarily consist of employee salaries, wages and other costs, are managed on a consolidated basis and are not allocated to Stratus' operating segments. The following segment information reflects management determinations that may not be indicative of what the actual financial performance of each segment would be if it were an independent entity.
Segment information presented below was prepared on the same basis as Stratus’ consolidated financial statements (in thousands).

	Real Estate Operations[a]	Leasing Operations		Hotel		Entertainment	Corporate, Eliminations and Other[b]		Total
Three Months Ended June 30, 2020:
Revenues:
Unaffiliated customers	$1,893	$5,718		$1,030		$290	$—		$8,931
Intersegment	4	216		16		(1)	(235)		—
Cost of sales, excluding depreciation	1,886	4,074	[c]	1,767	[d]	1,305	(67)		8,965
Depreciation	57	2,034		931		404	(49)		3,377
General and administrative expenses	—	—		—		—	3,103		3,103
Income from forfeited earnest money	—	—		—		—	(15,000)	e	(15,000)
Operating (loss) income	$(46)	$(174)		$(1,652)		$(1,420)	$11,778		$8,486
Capital expenditures and purchases and development of real estate properties	$2,433	$1,682		$283		$104	$—		$4,502
Total assets at June 30, 2020	163,900	233,268		94,359		36,784	23,394		551,705

IV

	Real Estate Operations[a]	Leasing Operations		Hotel	Entertainment	Corporate, Eliminations and Other[b]	Total
Three Months Ended June 30, 2019:
Revenues:
Unaffiliated customers	$4,129	$4,413		$8,962	$6,220	$—	$23,724
Intersegment	4	229		80	45	(358)	—
Cost of sales, excluding depreciation	3,795	2,451		6,868	4,585	(185)	17,514
Depreciation	64	1,388		899	396	(44)	2,703
General and administrative expenses	—	—		—	—	2,919	2,919
Loss on sale of assets	—	161	[f]	—	—	—	161
Operating income (loss)	$274	$642		$1,275	$1,284	$(3,048)	$427
Capital expenditures and purchases and development of real estate properties	$2,458	$15,391		$156	$—	$—	$18,005
Total assets at June 30, 2019	205,265	174,258		97,464	45,396	20,348	542,731

Six Months Ended June 30, 2020:
Revenues:
Unaffiliated customers	$14,229	$11,450		$6,941		$4,445		$—		$37,065
Intersegment	8	443		64		14		(529)		—
Cost of sales, excluding depreciation	12,068	7,162	[c]	7,675	[d]	4,531		(137)		31,299
Depreciation	116	4,081		2,036	[g]	887	[g]	(110)		7,010
General and administrative expenses	—	—		—		—		5,918		5,918
Income from forfeited earnest money	—	—		—		—		(15,000)	[e]	(15,000)
Operating income (loss)	$2,053	$650		$(2,706)		$(959)		$8,800		$7,838
Capital expenditures and purchases and development of real estate properties	$8,655	$3,965		$310		$122		$—		$13,052

Six Months Ended June 30, 2019:
Revenues:
Unaffiliated customers	$7,077		$8,042		$17,287	$11,016	$—	$43,422
Intersegment	9		459		127	74	(669)	—
Cost of sales, excluding depreciation	3,841	[h]	4,595		13,566	8,192	(341)	29,853
Depreciation	125		2,795		1,799	790	(176)	5,333
General and administrative expenses	—		—		—	—	6,118	6,118
Gain on sales of assets	—		(1,952)	[f]	—	—	—	(1,952)
Operating income (loss)	$3,120		$3,063		$2,049	$2,108	$(6,270)	$4,070
Capital expenditures and purchases and development of real estate properties	$5,756		$44,611		$254	$125	$—	$50,746
MUD reimbursements applied to real estate under development[h]	920		—		—	—	—	920

a.Includes sales commissions and other revenues together with related expenses.
b.Includes consolidated general and administrative expenses and eliminations of intersegment amounts.
c.Includes a $1.4 million charge for estimated uncollectible rents receivable and unrealizable deferred costs.
d.Includes a $0.8 million credit related to a business interruption insurance claim filed as a result of water and smoke damage in the W Austin hotel in January 2018.
e.Represents income from earnest money received as a result of Ryman's termination of the agreements to sell Block 21.
f.Relates to the first-quarter 2019 sale of a retail pad subject to a ground lease located in the Circle C community, including adjustments recorded in second-quarter 2019. Refer to Note 4.
g.Includes a $202 thousand adjustment in the Hotel segment and an $89 thousand adjustment in the Entertainment segment for the period in December 2019 when the hotel and entertainment venues were held for sale and, therefore, not depreciated.
h.In the first quarter of 2019, Stratus received $4.6 million of proceeds related to MUD reimbursements of infrastructure costs incurred for development of Barton Creek. Of the total amount, Stratus recorded $0.9 million as a reduction of real estate under development on the consolidated balance sheets, and $3.4 million as a reduction in real estate cost of sales and
V

$0.3 million in other income, net in the consolidated statements of comprehensive income (loss). Refer to Note 1 of the Stratus 2019 Form 10-K for further discussion of Stratus' accounting policy for MUD reimbursements.

STRATUS PROPERTIES INC.
RECONCILIATION OF NON-GAAP MEASURES
EBITDA

EBITDA (earnings before interest, taxes, depreciation and amortization) is a non-GAAP (generally accepted accounting principles in the U.S.) financial measure that is frequently used by securities analysts, investors, lenders and others to evaluate companies' recurring operating performance, including, among other things, profitability before the effect of financing and similar decisions. Because securities analysts, investors, lenders and others use EBITDA, management believes that Stratus' presentation of EBITDA affords them greater transparency in assessing its financial performance. This information differs from net income (loss) attributable to common stockholders determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with GAAP. EBITDA may not be comparable to similarly titled measures reported by other companies, as different companies may calculate such measures differently. Management strongly encourages investors to review Stratus' consolidated financial statements and publicly filed reports in their entirety. A reconciliation of Stratus' net income (loss) attributable to common stockholders to EBITDA follows (in thousands).

	Three Months Ended June 30,			Six Months Ended June 30,
	2020		2019	2020		2019
Net income (loss) attributable to common stockholders	$4,134	[a]	$(2,389)	$3,064	[a]	$(1,527)	[b]
Depreciation	3,377		2,703	7,010		5,333
Interest expense, net	3,666		2,911	7,581		5,483
Provision for (benefit from) income taxes	1,148		(218)	(1,370)		215
EBITDA	$12,325		$3,007	$16,285		$9,504

a.Includes $15.0 million in income from earnest money received as a result of Ryman's termination of the agreements to sell Block 21 and a $1.4 million charge for estimated uncollectible rents receivable and unrealizable deferred costs.
b.Includes $3.7 million of MUD reimbursements.
VI